QUOTATION

Reference: 0536

Attn. Ben Ridding
4U2 Cosmetics

heybridge
creative

The Tythe Barn
Church Green
High Street
Stock
Essex CM4 9BU

Tel: 01277 829977
Fax: 01277 829803
Email: enquiry@heybridgecreative.co.uk
Web: www.heybridgecreative.co.uk

3rd August 2015

Dear Ben

Re: Photography & Website

Thank you for your enquiry from which I submit my quotation as follows:

Product Photography
We have a photo studio using the latest Hasselblad cameras to get ultra-sharp images of your products and swatches making the buyer confident in their purchase.

Heybridge will produce High Quality images for all products and marketing.

Half Day Cost	@	£ 200.00
Full Day Cost	@	£ 350.00

Website Design and Build
Heybridge will design and build your Showroom and e-commerce websites linked to shipwire and your chosen merchant account.

To update and develop a new showroom and e-commerce website for 4U2 Cosmetics. The showroom website will show off the product range and features that the brand offers it will also host a blog and Social media to get a social network established to build excitement for this brand coming to Europe, USA and Australia. The e-commerce site will link from the brand showroom website and will host a clean modern feel and allow the customer to search through products with ease. The way the customer orders products will be in simple steps to allow ease of use. The website will follow a modern and user friendly feel and will be built upon a strengthened SEO platform for good coverage over the internet.

Total Cost @ £7,995.00

Social Media Management
Based on 100 tweets per month cross linked with Linkedin, Facebook and Google+ with weekly custom adverts.

Total Cost @ £395.00 per month

Prices are valid for 28 days from the above date.

Any additional requirements to the above or author's corrections requested will be quoted and charged accordingly.

Please read the attached Terms and Conditions, your acceptance of this quote is confirmation that you agree to these.

An advance payment of 40% will be required on confirmation of order with an additional 30% on approval of artwork and the balance payable before or on completion, at Heybridge Creative's discretion.

I hope this price meets with your approval and I look forward to receiving your further instructions.

By signing below you accept the above quote and agree for Heybridge Creative to commence work. In the event you wish to cancel the job once production has begun you are liable for all costs thus far incurred by Heybridge Creative, this includes studio time for designs and layouts, any purchases made on your behalf i.e. images and any paper/print costs.

Signed..Date 5 August 2015 ....PO No.................................

Yours sincerely

Marc Wheelhouse

HEYBRIDGE PUBLICITY LIMITED TRADING AS HEYBRIDGE CREATIVE CONDITIONS OF TRADING AND SALE

1. Sole Contract Terms All contracts entered into, or work, or supply of goods and services by Heybridge Publicity shall be subject to these conditions. No servant or agent of Heybridge Publicity has any authority to vary any or any part of these conditions unless any such variation is agreed to and is expressly made in writing and signed by a Director of the company.

2. Price and Order Variation Estimates are based on information supplied by the customer and on Heybridge Publicity's current costs of production. Heybridge Publicity reserve the right, unless otherwise agreed in writing, to amend estimates on or at anytime after acceptance if the customer changes specification, or supplies additional information, or to meet any rise or fall in Heybridge Publicity's costs.

All contracts entered into by Heybridge Publicity shall be subject to Value Added Tax and Heybridge Publicity reserves the right to charge such tax whether referred to or not in any quotation or estimate.

3. Preliminary Work All work carried out, whether experimentally or otherwise, at customer's request shall be charged and paid for by the customer forthwith on demand or in advance if Heybridge Publicity so requires.

Copy A charge may be made to cover any additional work involved where copy supplied is not clear and legible.

Proofs Heybridge Publicity shall incur no liability for any errors not corrected by the customer on proofs submitted by Heybridge Publicity for customer approval. Customer's alterations and additional proofs necessited thereby shall be charged extra. When style, type or layout is left to Heybridge Publicity's discretion, alterations made by the customer shall be charged extra.

4. Company Imprint Unless otherwise specifically requested and agreed to in writing, all work will carry our company imprint logo which will be positioned at our discretion.

5. Completion Dates No completion dates are guaranteed unless 'Rush Service' is specified and paid for and the required date notified in writing. In the event of such a completion date not being met then Heybridge Publicity's liability shall only extend to the refund of the 'Rush Fee'.

6. Delivery (a) Heybridge Publicity shall use its best endeavours to meet delivery dates but, unless otherwise agreed in writing, time shall not be of the essence of the contract. In no circumstances shall Heybridge Publicity be liable for any delay in transit or delivery howsoever caused and shall not be liable to the customer for consequential loss howsoever arising.

(b) Stipulations as to time for delivery of goods or the performance of work or services by Heybridge Publicity whether made prior to or incorporated in any contracts shall constitute solely Heybridge Publicity's opinion as to when Heybridge Publicity anticipates being likely to be able to deliver goods or perform services. Heybridge Publicity shall not be liable for consequences of any loss or damage caused by delay in delivery or performance however caused and shall remain entitled to payment in full of all Heybridge Publicity invoiced sums (whenever invoiced).

(c) Delivery of work shall be accepted when tendered and thereupon or, if earlier, on notification that the work has been completed. Heybridge Publicity reserves the right to refuse delivery if circumstances deem it appropriate and the customer shall not be entitled to demand delivery if payment has not been made.

(d) Unless otherwise specified the price quoted is for delivery of the work to the customer's address as set out in the estimate. Further charges may be made to cover additional costs for delivery to any other address or addresses. Where any goods or materials are delivered by Heybridge Publicity to a carrier for transmission to the customer, such delivery shall constitute delivery to the customer and Heybridge Publicity shall not be liable for any delay, loss or damage occurring whilst the goods or materials are in transit, neither for any loss or damage sustained by the customer and caused by any act of omission of the carrier.

(e)Should expedited delivery be agreed Heybridge Publicity reserve the right to further charge the customer for additional costs involved.

7. Ownership of Goods (a) Ownership of any goods supplied by Heybridge Publicity shall not pass to the customer until Heybridge Publicity have been paid the full price, including any increase in price, therefore. Until such time the customer shall:-

(i) have possession of goods solely as Heybridge Publicity's bailee thereof;
(ii) keep the goods separate and indentifiably apart from any other goods;
(iii) not sell or dispose of the goods save on behalf of Heybridge Publicity and on condition that the proceeds of such sale or disposal equate to the full Heybridge Publicity invoiced value and that the customer account to Heybridge Publicity for such proceeds equivalent to such invoiced value.
(iv) deliver the goods up to Heybridge Publicity whenever Heybridge Publicity so requires. Without prejudice to the foregoing, risk in all goods supplied by Heybridge Publicity shall pass to the customer on delivery by Heybridge Publicity.

(b) The entire copyright throughout the world in all printing plates, litho positives and negatives, artwork, designs, photographic transparencies negatives or positives and any other artistic craftsmanship made by or for Heybridge Publicity pursuant to or in implementation of any contract with the customer shall belong to Heybridge Publicity. Heybridge Publicity agrees that unless the customer becomes in default of any obligation to make any payment to Heybridge Publicity, it will not reproduce any such items for any competitor in business of the customer.

(c) 24 Hour Rush The Heybridge Publicity 24 hour rush programme, conditions, stationery, advertising material all have copyright worldwide reserved by Heybridge Publicity Ltd.

8. Payment Terms

(a) Contract Work
(i) On certain classes of work, Heybridge Publicity reserves the right to insist upon payment being received prior to commencement of work.
(ii) New Customer Accounts: An advance payment of 50%, will be required with order with the balance payable before or on delivery, at Heybridge Publicity's discretion.
(iii) Approved Credit Accounts: Approval must be in writing. Payment must be made by the 28th of the month following the date of invoice and accounts are strictly net.
(iv) Any sum due but not paid shall bear interest at the rate of 3 per cent per month. Such accrual shall commence from the day following the day on which the account became due.

(b) Package Deals
(i) No credit terms are offered
(ii) Any delivery requested will be charged extra.

(c) General
(i) Should work be suspended at the request of, or delayed through any fault of the customer for a period of 30 days, Heybridge Publicity shall be entitled to payment for work already carried out, materials specially ordered and any other additional costs, including storage, which have been incurred.

9. Variations in Quantity Every endeavour will be made to deliver the correct quantity ordered, but printing estimates are conditional upon margins of 5 per cent for work in one colour only and 10 per cent for other work being allowed for overs or shortage (4 per cent and 8 per cent respectively for quantities exceeding 50,000) the same to be charged or deducted. Estimates for binding are conditional upon the margins for allowances agreed by the Joint Consultative Committee of the British Printing Industries Federation and the Publisher's Association on 12th July 1972 or as subsequently varied by that Committee or any successor thereto.

10. Claims Any dispute or claim regarding the invoice or the goods supplied must be made to Heybridge Publicity in writing within 7 days of invoice date or delivery date, whichever is the latest. Any claim arising regarding non delivery must be made within 14 days of the invoice date. Claims outside this limit will not be entertained. Heybridge shall not be liable in respect of any claim unless the aforementioned requirements have been complied with except in any particular case where the customer proves that (i) it was not possible to comply with the requirements and (ii) advice(where required) was given and the claim made as soon as reasonably practicable.

11. Liability (a) Except in relation to contracts with persons dealing as consumers, all representation, guarantees, undertakings, conditions and warranties (whether expressed or implied statutory or otherwise) are excluded from this contract.

(b) In no circumstances shall Heybridge Publicity be under any liability for negligence or otherwise howsoever in respect of any advice given to the customer.

(c) Without prejudice to the foregoing

(i) Heybridge Publicity's liability in respect of defective or faulty work shall be limited to (as its option) rectifying the defect or fault or replacing the work or crediting the invoice price of the goods.

(ii) Heybridge Publicity shall in no circumstances be liable for any loss or damage in excess of the invoice price of any work or any part thereof in respect of which a claim is made.

12. Standing Material (a) Metal, film, glass and other materials owned by Heybridge Publicity and used by it in the production of type, plates, moulds, stereotypes, electrotypes, filmsetting, negatives, positives and the like shall remain its exclusive property. Such items when supplied by the customer shall remain the customer's property.

(b) Type may be distributed, negatives destroyed and lithographic, photogravure or other work effaced immediately after the order is executed unless written arrangements are made to the contrary. In the latter event, rent may be charged.

13. Customer's Property (a) Except in contracts with persons dealing as consumers, customer's property and all property supplied to Heybridge Publicity by or on behalf of the customer shall while it is in the possession of Heybridge Publicity or in transit to or from the customer be deemed to be at customer's risk unless otherwise agreed and the customer should insure accordingly.

(b) Heybridge Publicity shall be entitled to make a reasonable charge for the storage of any customer's property left with Heybridge Publicity before receipt of the order or after notification to the customer of completion of the work.

(c) Whilst every care is taken, Heybridge Publicity and its agents cannot accept any responsibility for loss or damage to artwork, photographs, transparencies etc. Any liability shall be limited to the replacement cost of the basic material.

14. Materials Supplied by the Customer (a) Heybridge Publicity may reject any paper, plates or other materials supplied or specified by the customer which appear to it to be unsuitable. Additional cost incurred if materials are found to be unsuitable during production may be charged.

(b) Where materials are so supplied, Heybridge Publicity will take every care to secure the best results, but responsibility will not be accepted for imperfect work caused by defects in or unsuitability of materials so supplied or specified.

(c) Quantities of materials supplied must be adequate to cover normal spoilage

15. Default (a)If the customer shall be in default under this or any other contract between the customer and Heybridge Publicity Ltd, or if Heybridge Publicity has reason to believe that the customer will be unable or unwilling to discharge its obligations to Heybridge Publicity as they arise then Heybridge Publicity may (i) cease work without any liability for any default caused and (ii) give notice thereof to the customer whereupon the customer shall pay forthwith for all goods and services supplied by Heybridge Publicity under this or any other contract with the customer (whether or not payment would otherwise be due) and a proper charge for all goods used or provided and work carried out prior to cessation of work as aforesaid.

(b) Heybridge Publicity shall have a general lien on all items, materials, goods belonging to the customer in Heybridge's possession or under its control to secure payment of all sums due from the customer to Heybridge Publicity and shall be entitled to enforce such lien by sale in the event of the customer failing to comply in full with any written demand for payment of any sum due for a period in excess of 14 days from the date of the demand.

16. Illegal matter (a) Heybridge Publicity shall not be required to print any matter which in its opinion is or may be of an illegal or libellous nature or an infringement of the proprietary or other rights of any third party and reserves the right to refuse to print any matter which in its opinion, may be prejudicial or detrimental to the good of Heybridge Publicity's business.

(b) The customer shall indemnify Heybridge Publicity in respect of any claims, cost and expenses legal of otherwise arising out of any libellous matter or any infringement of copyright, patent, design of any other proprietary or personal rights contained in any material printed for the customer. The indemnity shall extend to any amounts paid for legal advice in settlement of any claim.

17. Full Colour Printing Every effort will be made to obtain the best possible colour reproduction on customer's work but because of the nature of the processes involved, Heybridge Publicity shall not be required to guarantee an exact match in colour or texture between the customer's original colour photograph or transparency and the printed article.

Customers who require colour reproduction of a specific standard and who wish to check the colour reproduction prior to printing, must order a colour proof, in writing when placing the order. This will be charged as an extra.

It is the customer's own responsibility to ensure that the colour photograph(s) or transparency(ies) submitted are suitable for the work in hand. Heybridge Publicity cannot accept liability for unsatisfactory results caused by unsuitable or inferior photographic originals.

18. Force Majeure Heybridge Publicity shall be under no liability if it should be unable to carry out any provision of the contract for any reason beyond its control including (without limiting the foregoing) Act of God, legislation, war, fire, flood, drought, failure of power supply, lock out, strike or other action taken by employees in contemplation or furtherance of a dispute or owing to any inability to procure materials required for the performance of the contract. During the continuance of such a contingency the customer may by written notice to Heybridge Publicity elect to terminate the contract and pay for work done and materials used, but subject thereto shall otherwise accept delivery when available.

19. Governing Law All contracts between the customer and Heybridge Publicity shall be governed by English Law and all contracts hereunder shall be deemed to be made at Heybridge Publicity's Head Office namely The Tythe Barn, Church Green, High Street, Stock, Essex, CM4 9BU.

20. Marginal Note Exclusion The marginal heading or notes are indicative only and form no part of these terms and conditions for the purpose of interpretation or enforcement thereof.